UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 20, 2016

NETLIST, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33170	95-4812784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

175 Technology, Suite 150

Irvine, California 92618

(Address of Principal Executive Offices)

(949) 435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)                                 As previously disclosed in a press release dated June 21, 2016, the Board of Directors of Netlist, Inc. (the “Company”) appointed Jeffrey Benck as a director on the Company’s Board of Directors effective June 20, 2016. Mr. Benck has not been appointed to any committees of the Company’s Board of Directors at this time. The Company’s Board of Directors has determined that Mr. Benck qualifies as independent under applicable NASDAQ rules.

Mr. Benck, 50, is currently the President, Chief Executive Officer and a director of Lantronix, Inc., a global IoT solutions provider. Prior to joining Lantronix in December 2015, he served as the President and Chief Executive Officer of Emulex Corporation, a global supplier of advanced networking, monitoring and management solutions, from July 2013 to May 2015, when Emulex was acquired by Avago Technologies. Mr. Benck joined Emulex in May 2008 as Executive Vice President and Chief Operating Officer and was subsequently appointed to President and Chief Operating Officer in August 2010. Prior to joining Emulex, Mr. Benck was the President and Chief Operating Officer of QLogic Corporation, a supplier of storage networking solutions. Mr. Benck began his career at International Business Machines (“IBM”), a global leader in information technology and services, and for 18 years held various executive leadership roles with IBM, including Vice President of xSeries, BladeCenter and Retail Store Solutions development. Mr. Benck holds a Master of Science degree in management of technology from the University of Miami and a Bachelor of Science degree in mechanical engineering from the Rochester Institute of Technology.

Mr. Benck’s compensation for his services as a director will be consistent with the Company’s compensation arrangements for its other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 2, 2016. In general, these arrangements consist of annual cash compensation of $30,000, additional cash payments of $1,000 for each regularly scheduled Board and Board committee meeting not held on the same day as a Board meeting that is attended by the director, reimbursement of reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings, and stock option awards upon a director’s initial election or appointment to the Board of Directors and each year in which a director continues to serve as a director. Consistent with these arrangements, Mr. Benck was granted a stock option award to purchase up to 25,000 shares of the Company’s common stock upon his appointment as a director, which vests in equal quarterly installments over four years subject to continued service as a director on each vesting date and has an exercise price of $1.15. Additionally, upon his appointment, the Company entered into an indemnification agreement with Mr. Benck in the same form as the indemnification agreements the Company has entered into with its other directors. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted under Delaware law against liabilities that may arise by reason of his or her service for the Company and to advance expenses incurred as a result of any proceeding against the director as to which they could be indemnified. Other than these standard arrangements, there are no arrangements or understandings between Mr. Benck and any other persons pursuant to which Mr. Benck was selected as a director. Mr. Benck is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Date: August 2, 2016	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President, Chief Financial Officer and Secretary